UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2013 (February 11, 2013)

Glimcher Realty Trust

(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2013 (the “Effective Date”), PFP Columbus II, LLC (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a promissory note (the “Note”) under which the Company borrowed Two Hundred and Twenty-Five Million Dollars ($225,000,000) (the “Loan”) from Teachers Insurance and Annuity Association of America (the “Lender”). The Loan is represented by the aforementioned Note and secured by a first mortgage lien on and an assignment of leases and rents for Polaris Fashion Place (“Polaris”), an enclosed regional shopping center owned by the Company and located in Columbus, Ohio (inclusive of Polaris Lifestyle Center, an open-air center located in Columbus, Ohio as well as certain other outparcels and multi-tenant buildings surrounding Polaris (all, collectively with Polaris, the “Property”)). The mortgage and assignment are evidenced by an Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Effective Date (the “Mortgage”). A portion of the Loan proceeds were used to repay the previously outstanding mortgage loan on Polaris and the balance of the Loan's excess proceeds were used to reduce the amount outstanding under the Registrant's corporate credit facility.

Under the Note, the Loan has a fixed interest rate of 3.9% per annum (“Interest Rate”) and a maturity date of March 1, 2025 (the “Maturity Date”). The Company shall make monthly interest only payments through March 1, 2020. Beginning on April 1, 2020 until the Maturity Date, the Company shall make monthly payments of principal and interest. The entire amount of the outstanding and unpaid principal and accrued interest for the Loan will be due and payable on the Maturity Date. The Loan may not be prepaid in full or in part before March 1, 2018. Commencing on March 1, 2018 and provided there is no uncured event of default, the Company may prepay the Loan in full upon sixty (60) days prior notice to the Lender and payment of a fee (the “Prepayment Premium”) the amount of which shall be determined under the terms of the Note. The Company may prepay the Note in full without payment of the Prepayment Premium during the ninety (90) days preceding the Maturity Date. Additionally, the Company may request the Lender to increase the amount of the Loan by up to Forty-Five Million Dollars ($45,000,000) to provide financing for the Company's redevelopment of the former Great Indoors store and adjacent parcels (the “Redevelopment”) at Polaris. The Lender has the first right to provide the financing for the Redevelopment but, if the Lender does not provide the financing for the Redevelopment, the Company has the right to have the Redevelopment parcel released as collateral from the Mortgage. The Note contains standard provisions concerning default and remedies for default that are customary and typical for commercial mortgage loans of this nature, including Lender's remedy to accelerate repayment of all outstanding amounts owed by the Company under the Loan in the event a default remains uncured. The Note and Mortgage contain other terms and conditions that are customary and typical for commercial mortgage loans of this nature.

As part of the Loan transaction, the Registrant's affiliate, Glimcher Properties Limited Partnership (“GPLP”), executed a guaranty of Borrower's Recourse Liabilities, dated as of the Effective Date, under which GPLP provided to Lender a guaranty of payment and performance of certain obligations of the Company under the Mortgage, including, but not limited to, payment of losses by Lender incurred by reason of: (i) fraud or intentional misrepresentation by the Company, (ii) intentional waste of all or part of the Property by the Company, or (iii) the Company's breach of any representation or warranty made in connection with the Loan's origination. Additionally, GPLP executed an Environmental Indemnity, dated as of the Effective Date, to indemnify Lender against losses or costs to remediate damage to the Property caused by the presence or release of hazardous materials or violation of applicable environmental laws. Other than the transaction discussed herein, neither the Registrant, the Company nor any of their affiliates have any other transactions with the Lender.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: February 15, 2013	By:	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary